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                                                                   EXHIBIT 10.49

          CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE
            SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH
                                   OMISSIONS.

                                AGREEMENT BETWEEN

                            GENE PHARMING EUROPE B.V.

                                       AND

                         GENZYME TRANSGENICS CORPORATION

This Agreement is effective September 21, 1994 by and between Genzyme Transgenics Corporation, having a place of business at One Mountain Road, Framingham, Massachusetts 01701 ("GTC") and Gene Pharming Europe B.V., having a place of business at Niels Bohrweb 11-13, 2333 CA Leiden, The Netherlands ("GPE").

WHEREAS, both parties have substantial programs and interest in the development of transgenic animals;

WHEREAS, GTC's Patent Application USSN 849,815 and corresponding worldwide applications have the basis for claims which could impact GP's transgenic animal program;

WHEREAS, GP's U.S. Patent No. 5,304,489 (the "Rosen Patent") and corresponding worldwide applications have the basis for claims which could impact GTC's transgenic animal program;

WHEREAS, both GTC and GPE are licensees under worldwide transgenic animal related patents and patent applications owned by Biogen, Inc. ("Biogen") and to which GPE wishes to acquire ownership; and;

WHEREAS, both parties wish to continue their programs and resolve potential patent conflicts which may arise based on the foregoing while still pursuing areas of interest reserved for themselves.

NOW, THEREFORE, the parties agree as follows:

1.0      DEFINITIONS

         1.1. "GTC Patent Rights" shall mean USSN 849,815 and all continuation, continuation-in-part and divisional patent applications thereof and related thereto, all counterpart foreign applications on the foregoing, and any patents issuing thereon.

         1.2.     "GPE Patent Rights" shall mean U.S. Patent No.
                  5,304,489 and all continuation, continuation-in-part
                  and divisional patent applications thereof and related
                  thereto,
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                  all counterpart foreign applications on the foregoing, and any patents issuing thereon.

         1.3. "Field" shall mean the production of proteins in the milk (including any fraction thereof) of transgenic animals.

         1.4. "GPE Field" shall mean the production of proteins in the milk (including any fraction thereof) of transgenic mice, rabbits, sheep and cattle.

         1.5. "GTC Field" shall mean the production of proteins in the milk (including any fraction thereof) of transgenic mice, rabbits, sheep and goats.

         1.6. "Far East" shall mean Japan, China, Taiwan, Thailand, India, Sri Lanka, Indonesia, Philippines, Vietnam, Singapore, Malaysia, Hong Kong, Myanmar (Burma), Pakistan, Bangladesh, South Korea, Laos, Cambodia and their respective succession states.

         1.7. "Research Field" shall mean research uses and sales related thereto involving and limited to feasibility testing of transgenic production systems using mice and rabbits and proteins produced thereby, but shall not include the right to practice such systems or make such proteins at commercial scale whether for direct or indirect consumption.

         1.8. "Biogen Patents" shall mean all transgenically related Biogen patents licensed to GPE and GTC under their respective license agreements with Biogen.

         1.9. "Affiliate" shall mean any corporation or firm, partnership or other entity, other than Genzyme Corporation or GenPharm International, Inc., which owns or is owned by or is under common ownership, to the extent of more than fifty percent (50%) of the equity having the power to vote on or direct the affairs of the entity, with GTC or GPE.

2.0      GRANTS

         2.1. GTC hereby grants GPE and its Affiliates a non-exclusive, royalty-free, worldwide except for the Far East, license under GTC Patent Rights for all uses in the GPE Field, including the right to make, have made, keep, use and sell transgenic animals, their gametes, embryos for producing such animals and/or proteins made thereby. The license grant is without the right to grant sublicenses except in the Research Field and except as set forth in Section 2.3

         2.2. GPE hereby grants GTC and its Affiliates a non-exclusive, royalty-free worldwide except for the Far East, license under GPE Patent Rights for all uses in the GTC Field, including the right to make, have made, keep, use and sell transgenic animals, their gametes, embryos for producing such animals and/or proteins made thereby. The license grant is without the right to grant sublicenses except in the Research Field and except as set forth in Section 2.3.
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         2.3.     Each party shall have the right to sublicense, without the right to grant further sublicenses, the rights granted to it hereunder to a corporate partner solely for and limited to the purpose of (i) maintaining, breeding and using the licensed transgenic animals in the party's respective Field and (ii) the delivery to,use and sale by such corporate partner of milk (including any fraction thereof) containing protein from a transgenic animal or the protein purified therefrom.

         2.4.     Rights of First Opportunity for GPE to Work in Cattle

                  2.4.1. No license rights are granted under any circumstances to GTC or its Affiliates in the Field with respect to the manufacture, use and sale of transgenic cattle to produce human lactoferrin, human lysozyme and/or human collagen.

                  2.4.2. If GTC wishes to produce a particular protein in the Field in cattle, it shall first approach GPE and provide GPE the right to perform the work as described and set forth in a bona fide proposal presenting all relevant material terms. If GPE decides it is not interested, it shall promptly so inform GTC and the license rights granted GTC under Section 2.2 shall be extended to include cattle for such protein. If GPE decides it is interested, it shall deliver in good faith its response proposal to GTC within 60 days; failure to substantively respond within that time period to all material terms of the proposal shall be deemed an expression of no interest. GTC may in the exercise of its reasonable judgment either accept the GPE response proposal or decide not to accept and instead have the work performed by a third party or itself. In the event GTC has decided not to accept the proposal, the license rights granted GTC under Section 2.2 shall be extended to include cattle for such protein, subject, however, to a royalty payable hereunder to GPE pursuant to a royalty rate of X, and the revenue, payment, reporting and audit terms as set forth in the Biogen License (as defined in Section 4.1 as modified
                  by Section 4.2) mutatis mutandis; where "X" is   *  % if
                  both the Biogen and Rosen Patents cover the product in question, but if only the Rosen Patents cover the product in question, then X is the royalty rate scheme as set forth in
                  the Biogen License (i.e.,   *  %) plus   *  % so that the
                  resultant royalty shall be   *  % operating in similar
                  manner as the royalty scheme set forth in Appendix C of the Biogen License. The parties agree, however, that in no event will the royalty due GPE on the sales of product ever exceed
                    *  % in total under this and the Biogen License agreements.

         2.5.     Rights of First Opportunity for GTC to Work in Goats

                  2.5.1. No license rights are granted under any circumstances to GPE or its Affiliates in the Field with respect to the manufacture, use and sale of transgenic goats to produce human antithrombin-III and/or cystic fibrosis transmembrane conductance regulator.

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EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSIONS.
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                  2.5.2. If GPE wishes to produce a particular protein in the
                  Field in goats, it shall first approach GTC and provide GTC the right to perform the work as described and set forth in a bona fide proposal presenting all relevant material terms. If GTC decides it is not interested, it shall promptly so inform GPE and the license rights granted GPE under Section 2.1 shall be extended to include goats for such protein. If GTC decides it is interested, it shall deliver in good faith its response proposal to GPE within 60 days; failure to substantively respond within that time period to all material terms of the proposal shall be deemed an expression of no interest. GPE may in the exercise of its reasonable judgment either accept the GTC response proposal or decide not to accept it and instead have the work performed by a third party or itself. In the event GPE has decided not to accept the proposal, the license rights granted GPE under Section 2.1 shall be extended to include goats for such protein, subject, however, to a royalty payable to GTC pursuant to a royalty rate of *% and the revenue, payment, reporting and audit terms as set forth in the Biogen License (defined in Section 4.1 as modified by Section 4.2) mutatis mutandis.

3.0      PATENT PROSECUTION AND MAINTENANCE

         3.1. GTC and GPE will each bear the responsibility and cost for the filing, maintenance and prosecution of their respective Patent Rights. At each party's sole discretion, each party may elect not to file, maintain or prosecute a patent or patent application within its patent Rights. In the event that one party elects not to file, maintain or prosecute, the other party, at its expense, will have the option to proceed with the filing, maintenance or prosecution on the declining party's behalf. Both parties agree to cooperate in the filing, maintenance and prosecution of such patent applications taken on by the other party. Notwithstanding anything herein to the contrary, nothing herein shall be construed to grant either party any rights of enforcement under the Patent Rights of the other party.

4.0      BIOGEN PATENTS

         4.1. GTC agrees concurrent with the execution hereof to provide written consent to Biogen to assign (i) the Biogen Patents to GPE pursuant to an agreement (the "GP-Biogen Purchase Agreement"), such assignment subject to the existing rights and obligations of GTC pursuant to its license agreement with Biogen (assigned from Genzyme Corporation) dated December 26, 1990 (the "Biogen License") and (ii) the Biogen License to GPE (as amended pursuant to Section 4.2 below). GPE hereby represents that the only provisions which reference, describe or are directly related to GTC or Genzyme Corporation in the GP-Biogen Purchase Agreement are set forth as Attachment 1 to this Agreement.


         4.2. The parties agree that the Biogen License shall be and is hereby amended to have the following effects:

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EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSIONS.
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                           (a) Throughout the Biogen License,Genzyme Transgenics
                           Corporation and GTC is substituted for Genzyme Corporation and Genzyme, respectively, and Gene Pharming Europe B.V. and GPE is substituted for Biogen, Inc. and Biogen, respectively;

                           (b) Sections 1.4, 1.5 and 1.10 re replaced in their entirety by the attached respective sections;

                           (c) Sections 3.3, 4.1(a), 4.3, 6.3, 7.1 (except for
                           notice of First Commercial Sale), 7.4, 8.6 (only with respect to above noted sections) are deleted; Section
                           11.2 is modified to reflect the existence of this Agreement; and

                           (d) In the event that any claims of the Biogen Patents are invalidated as a result of a US patent interference with any claims of the Rosen Patents, then the corresponding claims from the Rosen Patent shall be substituted in the Biogen License and the terms thereof shall govern GTC's rights and obligations under such claims of the Rosen Patents.

5.0      MISCELLANEOUS

         5.1. The term of the respective licenses granted hereunder shall be for a period beginning with the effective date hereof and ending with the last to expire of the applicable GTC or GPE Patent Rights.

         5.2. Either party may terminate this Agreement or the license granted to the other party hereunder if, at any time, the other party shall file in any court pursuant to any statute of any individual state or county, a petition in bankruptcy, insolvency, or for reorganization or for an agreement among creditors or for the appointment of a receiver or trustee of the party or of its assets, or if the other party proposes a written agreement of composition or extension of its debts, or if the other party shall be served with an involuntary petition against it filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if the other party shall propose or be a party to any dissolution or liquidation, or if the other party shall make an assignment for the benefit of creditors, or if upon 60 days written notice, the other party fails to correct a material default specified in such notice.

         5.3. GTC and GPE make no warranty that the manufacture, use or sale of heterologous proteins made in the milk of transgenic animals will not constitute an infringement of the intellectual property rights of patents not licensed hereunder or of the rights
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                  of others, or that applications or claims included within GTC and GPE Patent Rights will issue, or if issued, will be valid. Each party warrants it has the right to enter into this Agreement and to grant the rights granted herein. Each party recognizes and acknowledges that (i) the only licenses granted under this Agreement are limited to the GTC Patent Rights and GPE Patent Rights and (ii) no protein specific rights are granted to the other party under this Agreement.

         5.4. GTC hereby represents that any rights it obtains under this Agreement shall not flow to the benefit of Pharmaceutical Proteins Ltd. or its Affiliates by virtue of any agreement between GTC and Pharmaceutical Proteins Ltd. or its Affiliates.

         5.5. The official language of this Agreement shall be the English language.

         5.6. The parties agree to negotiate and attempt to settle, in good faith, any disputes arising out of this Agreement. If the parties are unable to come to an agreement, the dispute shall be finally settled by arbitration conducted in Paris, France in accordance with the rules of conciliation and arbitration of the International Chamber of Commerce then in effect. The arbitrator shall apply the laws of the State of New Jersey, U.S.A. Both parties shall bear their own costs. Any award by the arbitrator shall be binding and conclusive upon the parties and unappealable by either, and each party submits itself to the jurisdiction of the courts sitting in the other party's jurisdiction for entry of judgment with respect to the decision of the arbitrator. The award may also be entered in and enforceable by any other court having jurisdiction over the parties.

         5.7. GTC agrees to use all commercially reasonable efforts to cause its joint venture in the Far East to enter into an agreement substantially of the same form as this Agreement for the Far East. GPE agrees to reasonably cooperate in that effort and to enter into such an agreement for the Far East.

         5.8. Any notice, request, approval or other document required to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given when delivered in person, transmitted by telex, telecopier, telegram, or five days after its deposit in the mail for airmail, postage prepaid for mailing by airmail, return receipt requested, addressed as follows:

                           If to GTC, addressed to:

                           President
                           Genzyme Transgenic Corporation
                           One Mountain Road
                           Framingham, Massachusetts 01701 U.S.A.

                                                or

                           If to GPE, addressed to:
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                           President
                           Gene Pharming Europe B.V.
                           Niels Bohrweg 11-13
                           2333 CA Leiden
                           The Netherlands

                  or to such other addresses as may be specified from time to time in a written notice.

         5.9. Except as otherwise set forth in this Section 5, THE PARTIES EXPRESSLY DISCLAIM ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

         5.10. Confidentiality - Each party agrees to maintain in confidence and not disclose to any third party without the prior written consent of the other party any information it receives from the other party which is designated as confidential. This obligation of confidentiality shall continue for a period of 5 years after disclosure of the confidential information except that it shall not apply to information which (i) was fully in the written possession of the receiving party prior to its receipt (ii) was in the public domain at the time of its receipt; (iii) becomes part of the public domain subsequent to its receipt through no act or omission of the receiving party;
                  (iv) was lawfully received from a third party having the right of further disclosure free of obligations of confidentiality; or (v) is required to be disclosed bylaw or applicable government regulations.

         5.11. Assignability - This Agreement shall not be assignable by either party without the prior written consent of the other party except that either party shall have the right to assign without prior consent to an entity acquiring all or substantially all the business assets of the party wishing to assign to which this Agreement pertains.

         5.12. Public Disclosure - Each party agrees to treat this Agreement, the terms thereof and information received from the other party as confidential pursuant to Section 5.10 and not to disclose same except (i) under obligations of confidentiality substantially similar to those of Section 5.10 and only to persons who have a need to know, (ii) as required to comply with law or regulation or court order and (iii) pursuant to a publication which has been previewed and reasonably approved by the other party.

         5.13. This Agreement represents the entire understanding between the parties and supersedes all prior agreements between the parties with respect to the subject matter hereof, and there are no other agreements or representations, either written or oral, that have not been incorporated herein.


         The parties, by their duly authorized signature below, signify their agreement herewith.
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GENE PHARMING EUROPE B.V.                       GENZYME TRANSGENICS
                                                CORPORATION


By:                                             By: /s/ James A. Geraghty
   ------------------------                        -----------------------------

Title:                                          Title: President & CEO
      ---------------------                           --------------------------

Date:                                           Date: 9/22/94
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